SANDISK CORPORATION
                                140 Caspian Court
                           Sunnyvale, California 94089



Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of SanDisk Corporation (the "Company") which will be held on April 18, 1997, at 9:00 a.m., at the Company's headquarters, 140 Caspian Court, Sunnyvale, California 94089.

         At the Annual Meeting, you will be asked to consider and vote upon the following proposals: (i) to elect seven (7) directors of the Company, (ii) to approve a series of amendments to the Company's 1995 Stock Option Plan, (iii) to approve a series of amendments to the Company's 1995 Non-Employee Directors Stock Option Plan, (iv) to approve a 450,000 share increase to the reserve under the Company's Employee Stock Purchase Plan and (v) to ratify the appointment of Ernst & Young LLP as independent accountants of the Company for the fiscal year ending December 28, 1997.

         The enclosed Proxy Statement more fully describes the details of the business to be conducted at the Annual Meeting. After careful consideration, the Company's Board of Directors has unanimously approved the proposals and recommends that you vote FOR each such proposal.

         After reading the Proxy Statement, please mark, date, sign and return the enclosed proxy card in the accompanying reply envelope as promptly as possible but no later than April 18, 1997. If you decide to attend the Annual Meeting and would prefer to vote in person, please notify the Secretary of the Company that you wish to vote in person and your proxy will not be voted. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

         A copy of the Company's 1996 Annual Report has been mailed concurrently herewith to all stockholders entitled to notice of and to vote at the Annual Meeting.

         We look forward to seeing you at the Annual Meeting.

                                         Sincerely yours,


                                         /s/ Eli Harari

                                         Eli Harari
                                         President and Chief Executive Officer

Sunnyvale, California
March 12 , 1997


-------------------------------------------------------------------------------
                                    IMPORTANT

PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE SO THAT IF YOU ARE UNABLE TO ATTEND THE ANNUAL MEETING, YOUR SHARES MAY BE VOTED.
-------------------------------------------------------------------------------

                               SANDISK CORPORATION
                                140 Caspian Court
                           Sunnyvale, California 94089

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 18, 1997

TO OUR STOCKHOLDERS:

         You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of SanDisk Corporation, a Delaware corporation (the "Company"), to be held on April 18, 1997 at 9:00 a.m., local time, at the Company's headquarters, 140 Caspian Court, Sunnyvale, California 94089, for the following purposes:

         1. To elect directors to serve for the ensuing year or until their respective successors are duly elected and qualified. The nominees are Dr. Eli Harari, Irwin Federman, William V. Campbell, Catherine P. Lego, Dr. James D. Meindl, Joseph Rizzi and Alan F. Shugart.

         2. To approve a series of amendments to the Company's 1995 Stock Option Plan (the "Stock Option Plan").

         3. To approve a series of amendments to the Company's 1995 Non-Employee Directors Stock Option Plan (the "Directors Plan").

         4. To approve a 450,000 share increase to the reserve under the Company's Employee Stock Purchase Plan (the "Purchase Plan").

         5. To ratify the appointment of Ernst & Young LLP as independent accountants of the Company for the fiscal year ending December 28, 1997.

         6. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice.

         Only stockholders of record at the close of business on February 28, 1997 are entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof.

         All stockholders are cordially invited and encouraged to attend the Annual Meeting. In any event, to assure your representation at the meeting, please carefully read the accompanying Proxy Statement which describes the matters to be voted on at the Annual Meeting and sign, date and return the enclosed proxy card in the reply envelope provided. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to assure that all your shares will be voted. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. The prompt return of your proxy card will assist us in preparing for the Annual Meeting.

         We look forward to seeing you at the Annual Meeting.

                               BY ORDER OF THE BOARD OF DIRECTORS


                               /s/ Cindy Burgdorf

                               CINDY BURGDORF
                               Chief Financial Officer, Senior Vice President, Finance and Administration and Secretary

Sunnyvale, California
March 12, 1997

         ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IN ANY EVENT, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO VOTE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

                                 PROXY STATEMENT


                    FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
                               SANDISK CORPORATION
                            TO BE HELD APRIL 18, 1997



                                     GENERAL

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SanDisk Corporation, a Delaware corporation (the "Company" or "SanDisk"), of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on April 18, 1997, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders of record on February 28, 1997 will be entitled to vote at the Annual Meeting. The Annual Meeting will be held at 9:00 a.m. at the Company's headquarters, 140 Caspian Court, Sunnyvale, California 94089.

         It is anticipated that this Proxy Statement and the enclosed proxy card will be first mailed to stockholders on or about March 14, 1997.

                                  VOTING RIGHTS

         The close of business on February 28, 1997 was the record date for stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. At the record date, the Company had approximately 22,457,713 shares of its Common Stock outstanding and entitled to vote at the Annual Meeting, held by approximately 273 stockholders. Holders of Common Stock are entitled to one vote for each share of Common Stock so held. In the election of Directors, however, cumulative voting is authorized for all stockholders if any stockholder gives notice at the meeting, prior to voting for the election of Directors, of his or her intention to cumulate votes. Under cumulative voting, a stockholder may cumulate votes and give to one nominee a number of votes equal to the number of Directors to be elected (seven at this meeting) multiplied by the number of votes to which such stockholder is entitled, or may distribute such number among any or all of the nominees. The seven candidates receiving the highest number of votes will be elected. The Board of Directors is soliciting discretionary authority to vote proxies cumulatively. A majority of the shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.

         If any stockholder is unable to attend the Annual Meeting, such stockholder may vote by proxy. The enclosed proxy is solicited by the Company's Board of Directors, (the "Board of Directors" or the "Board") and, when the proxy card is returned properly completed, it will be voted as directed by the stockholder on the proxy card. Stockholders are urged to specify their choices on the enclosed proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of Common Stock represented by such proxy will be voted FOR Proposals 1, 2, 3, 4 and 5 and will be voted in the proxy holders' discretion as to other matters that may properly come before the Annual Meeting.

         An affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote is required for approval of each item being submitted to the stockholders for their consideration. An automated system administered by the Company's transfer agent tabulates stockholder votes. Abstentions and broker non-votes each are included in determining the number of shares present and voting at the Annual Meeting for purposes of determining the presence or absence of a quorum, and each is tabulated separately. Abstentions are counted as negative votes, whereas broker non-votes are not counted for purposes of determining whether Proposals 1, 2, 3, 4 or 5 presented to stockholders have been approved.

                                       1.

                             REVOCABILITY OF PROXIES

         Any person giving a proxy has the power to revoke it at any time before its exercise. A proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

                             SOLICITATION OF PROXIES

         The Company will bear the cost of soliciting proxies. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not intend to solicit proxies other than by mail.

         THE ANNUAL REPORT OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 29, 1996, HAS BEEN MAILED CONCURRENTLY WITH THE MAILING OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT TO ALL STOCKHOLDERS ENTITLED TO NOTICE OF AND TO VOTE AT THE ANNUAL MEETING. THE ANNUAL REPORT IS NOT INCORPORATED INTO THIS PROXY STATEMENT AND IS NOT CONSIDERED PROXY SOLICITING MATERIAL.

                                       2.

                       -----------------------------------

                                 PROPOSAL NO. 1:

                              ELECTION OF DIRECTORS

                       -----------------------------------



         At the Annual Meeting, seven directors (constituting the entire board) are to be elected to serve until the next Annual Meeting of Stockholders and until a successor for such director is elected and qualified, or until the death, resignation, or removal of such director. It is intended that the proxies will be voted for the seven nominees named below for election to the Company's Board of Directors unless authority to vote for any such nominee is withheld. There are seven nominees, each of whom is currently a director of the Company. All of the current directors were elected to the Board by the stockholders at the last annual meeting. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current Board of Directors to fill the vacancy. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the nominees named below. The seven candidates receiving the highest number of the affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company. The proxies solicited by this Proxy Statement may not be voted for more than seven nominees.

                                    NOMINEES

         Set forth below is information regarding the nominees to the Board of Directors.

Name                          Position(s) with the          Age   First Elected
                                    Company                          Director

Dr. Eli Harari ............   President, Chief Executive     51       1988
                              Officer and Director
Irwin Federman(1)..........   Chairman of the Board          61       1988
William V. Campbell(2).....   Director                       56       1993
Catherine P. Lego(1).......   Director                       40       1989
Dr. James D. Meindl........   Director                       63       1989
Joseph Rizzi...............   Director                       54       1992
Alan F. Shugart(2).........   Director                       66       1993


         (1)      Member of the Audit Committee
         (2)      Member of the Compensation Committee


                                       3.

            BUSINESS EXPERIENCE OF NOMINEES FOR ELECTION AS DIRECTORS



         Dr. Harari, the founder of the Company, has served as the President and Chief Executive Officer and as a director of the Company since June 1988. Dr. Harari founded Wafer Scale Integration, a privately held semiconductor company, in 1983 and was its President and Chief Executive Officer from 1983 to 1986, and Chairman and Chief Technical Officer from 1986 to 1988. From 1973 to 1983, Dr. Harari held various management positions with Honeywell Inc., Intel and Hughes Aircraft Microelectronics. Dr. Harari holds a Ph.D. degree in Solid State Sciences from Princeton University.

         Mr. Federman has served as Chairman of the Board of Directors since September 1988. Since April 1990, Mr. Federman has been a general partner in U.S. Venture Partners, a venture capital firm. From 1988 to 1990, he was a Managing Director of Dillon Read & Co., an investment banking firm, and a general partner in its venture capital affiliate, Concord Partners. From August 1987 to December 1987, Mr. Federman was Vice Chairman of AMD, which acquired Monolithic Memories, a corporation engaged in the production of integrated circuits, with which he was affiliated for 16 years. From 1979 to 1987, Mr. Federman was President of Monolithic Memories. Mr. Federman served as Chairman of the Semiconductor Industry Association from 1986 to 1988. He is also a director of Komag Incorporated, Western Digital Corporation, TelCom Semiconductor, Inc., Checkpoint Software Technologies, Ltd. and various private corporations. Mr. Federman holds a B.S. degree from Brooklyn College.

         Mr. Campbell has served as a director of the Company since October 1993. Mr. Campbell has been President and Chief Executive Officer and a director of Intuit Inc. since April 1994. From 1991 to 1993, Mr. Campbell was President and Chief Executive Officer of GO Corporation, a pen-based computing software company. From 1987 to 1991, Mr. Campbell was President and Chief Executive Officer of Claris Corporation, a software subsidiary of Apple Computer Inc. Mr. Campbell holds both B.A. and M.A. degrees in Economics from Columbia University.

         Ms. Lego has served as a director of the Company since March 1989. Ms. Lego has been self-employed with her consulting firm, Lego Ventures, since 1992. From 1981 to 1992, Ms. Lego held various positions with Oak Investment Partners, a venture capital firm and was general partner of several of the venture capital partnerships affiliated with Oak Investment Partners. Ms. Lego also serves as a director of Etec Corporation, Uniphase Corporation, Zitel Corporation and various private corporations. Ms. Lego is a Certified Public Accountant and holds a B.A. degree in Economics and Biology from Williams College and an M.S. degree in Accounting from the New York University Graduate School of Business.

         Dr. Meindl has served as a director of the Company since March 1989. Dr. Meindl has been the Joseph M. Pettit Chair Professor of Microelectronics at the Georgia Institute of Technology in Atlanta, Georgia since 1993. From 1986 to 1993, Dr. Meindl served as Senior Vice President for Academic Affairs and Provost of Rensselaer Polytechnic Institute. From 1967 to 1986, he was the John
M. Fluke Professor of Electrical Engineering at Stanford University. Dr. Meindl serves as a director of Zoran, Inc. and Digital Microwave. Dr. Meindl holds B.S., M.S. and Ph.D. degrees in Electrical Engineering from Carnegie-Mellon University.

         Mr. Rizzi has served as a director of the Company since February 1992. Mr. Rizzi has been a general partner of Matrix II L.P. and Matrix III L.P. since 1986. From 1979 to 1986, Mr. Rizzi was Chief Executive Officer of ELXSI Inc., of which is he is a founder. From 1969 to 1978, Mr. Rizzi was Vice President of Intersil Inc., of which he is a founder. Mr. Rizzi also serves as a director of Veritas Software, Inc. and Overland Data, Inc. Mr. Rizzi holds B.S. and M.S. degrees in Electrical Engineering from the University of New Hampshire.

         Mr. Shugart has served as a director of the Company since January 1993. Mr. Shugart has served as Chief Executive Officer of Seagate since its inception in 1979, President of Seagate since September 1991 and Chairman of the Board of Directors of Seagate since October 1992. He also served as Chairman of the Board of Directors of Seagate from its inception until September 1991 and Chief Operating Officer of Seagate from September 1991 to March 1995. Mr. Shugart is also a director of Valence Technology, Inc. Mr. Shugart holds a B.S. degree in Engineering/Physics from the University of Redlands.

                                       4.

                          BOARD MEETINGS AND COMMITTEES

         The Board of Directors held five (5) meetings during fiscal 1996. Each member of the Board of Directors during fiscal 1996 attended or participated in more than seventy-five percent (75%) or more of the aggregate of (i) the total number of meetings of the Board of Directors held during the fiscal year and
(ii) the total number of meetings held by all committees on which such director served during the past fiscal year, except Mr. Campbell (who attended fifty percent (50% of such meetings). There are no family relationships among executive officers or directors of the Company. The Board of Directors has an Audit Committee and a Compensation Committee.

         The Audit Committee of the Board of Directors held one meeting during fiscal 1996. The Audit Committee, which is currently comprised of Directors Federman and Lego, recommends engagement of the Company's independent accountants, approves services performed by such accountants and reviews and evaluates the Company's accounting system and its system of internal controls.

         The Compensation Committee of the Board of Directors held three meetings during fiscal 1996 and approved grants of options by written consent on a monthly basis. The Compensation Committee, which is comprised of Directors Campbell and Shugart, has overall responsibility for the Company's compensation policies and determines the compensation payable to the Company's executive officers, including their participation in certain of the Company's employee benefit and stock option plans.

                              DIRECTOR COMPENSATION

         Board members do not receive compensation for their services as a director. Board members are also not compensated for their service on Board committees or their performance of special assignments. However, the non-employee Board members are eligible to receive periodic option grants under the 1995 Non-Employee Directors Stock Option Plan (the "Directors Plan.") In addition, Dr. Meindl is paid $10,000 per annum in his capacities as Senior Technical advisor to the Company, and Ms. Lego is paid $10,000 per annum in her capacity as Financial Advisor to the Company.

         Under the Directors Plan, each individual who was serving as a non-employee Board member on the November 7, 1995 effective date of the Directors Plan and who had not previously received an option grant from the Company received an option grant for 16,000 shares of Common Stock with an exercise price of $10.00 per share, the price per share at which the Common Stock was sold in the initial public offering on that date. Each individual who first becomes a non-employee Board member at any time after November 7, 1995 will receive a similar 16,000 share option grant on the date such individual joins the Board, provided such individual has not been previously employed by the Company. In addition, on the date of each Annual Stockholders Meeting, beginning with the 1996 Annual Meeting, each individual who is to continue to serve as a non-employee Board member, whether or not that individual has been previously employed by the Company, will receive an option grant to purchase 4,000 shares of Common Stock, provided such individual has served as a non-employee Board member for at least six months. Messrs. Federman, Rizzi and Shugart each received an option grant for 16,000 shares on the November 7, 1995 effective date of the Directors Plan. Each of the following non-employee Board members received an option grant for 4,000 shares on April 24, 1996, the date of the 1996 Annual Shareholders Meeting, at an exercise price of $13.375 per share:
Messrs. Federman, Campbell, Meindl, Rizzi and Shugart and Ms. Lego.

         Each automatic grant will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable for any or all of the option shares; however, any shares purchased under the option will be subject to repurchase by the Company, at the option exercise price paid per share, should the optionee cease service as a Board member prior to vesting in those shares. The shares subject to each initial 16,000 share grant will vest in four successive equal annual installments over the optionee's period of Board service, with the first installment to vest upon the Board member's completion of one year of Board service measured from the grant date. The shares subject to each 4,000 share grant will vest upon the optionee's completion of one year of Board service measured from the grant date. However, the shares subject to each outstanding option will immediately vest upon

                                       5.

(i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member. For further information concerning the Directors Plan and the option grants to be made thereunder, please see the summary description of the terms of the Directors Plan in Proposal 3 of this Proxy Statement.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ELECTION OF ALL OF THE ABOVE NOMINEES FOR ELECTION AS DIRECTORS.

                                       6.

                     ---------------------------------------

                                 PROPOSAL NO. 2:

                             APPROVAL OF AMENDMENTS
                          TO THE 1995 STOCK OPTION PLAN

                    ----------------------------------------



         The Company's stockholders are being asked to approve several amendments to the Company's 1995 Stock Option Plan (the "Option Plan") that will
(i) increase the maximum number of shares of Common Stock authorized for issuance over the term of the Option Plan from 3,498,711 shares to 5,998,711 shares, (ii) render non-employee Board members eligible to receive option grants under the Option Plan, (iii) allow unvested shares issued under the Option Plan and subsequently repurchased by the Company at the option exercise price paid per share to be reissued under the Option Plan, and (iv) remove certain restrictions on the eligibility of non-employee Board members to serve as Plan Administrator and effect a series of additional changes to the provisions of the Option Plan (including stockholder approval requirements) in order to take advantage of the recent amendments to Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act") which exempts certain officer and director transactions under the Option Plan from the short-swing liability provisions of the federal securities laws.

         The increase to the Option Plan share reserve is designed to assure that a sufficient reserve of Common Stock is available under the Option Plan to attract and retain the services of key individuals essential to the Company's long-term growth and success. The other amendments will facilitate plan administration and enhance the equity incentives available under the Plan for non-employee Board members.

         The Option Plan was adopted by the Board on July 25, 1995, and approved by the Company's stockholders in August 1995. The Option Plan became effective on November 7, 1995 in connection with the initial public offering of the Company's Common Stock. Initially, 3,498,711 shares of Common Stock were reserved for issuance under the Option Plan. The changes to the Option Plan effected by the amendments which are the subject of this Proposal were adopted by the Board on February 10, 1997.

         The following is a summary of the principal features of the Option Plan, together with the applicable tax and accounting implications, which will be in effect if the amendments to the Option Plan are approved by the stockholders. However, the summary does not purport to be a complete description of all the provisions of the Option Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at the Company's principal executive offices in Sunnyvale, California.

Administration

         The Option Plan is administered by the Compensation Committee of the Board. The Compensation Committee acting in such administrative capacity (the "Plan Administrator") has complete discretion (subject to the provisions of the Option Plan) to authorize option grants under the Option Plan.

Share Reserve

         A total of 5,998,711 shares of Common Stock has been reserved for issuance over the ten-year term of the Option Plan. In no event may any one participant in the Option Plan be granted stock options and separately exercisable stock appreciation rights for more than 1,000,000 shares in the aggregate under the Option Plan.

                                       7.

         In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and class of securities issuable under the Option Plan, (ii) the maximum number and class of securities for which any one participant may be granted stock options and separately excercisable stock appreciation rights under the Option Plan, and (iii) the number and class of securities and the exercise price per share in effect under each outstanding option.

         Should an option expire or terminate for any reason prior to exercise in full, the shares subject to the portion of the option not so exercised will be available for subsequent issuance under the Option Plan. Unvested shares issued under the Option Plan and subsequently repurchased by the Company at the original option price paid per share will be added back to the share reserve and will accordingly be available for subsequent issuance under the Plan. Shares subject to any option surrendered in accordance with the stock appreciation right provisions of the Option Plan will not be available for subsequent issuance.

Eligibility

         Employees of the Company and its parent and subsidiaries (whether now existing or subsequently established), non-employee members of the Board or the board of directors of any parent or subsidiary, and consultants and other independent advisors who provide services to the Company will be eligible to participate in the Option Plan.

         As of February 28, 1997, 5 executive officers, 287 other employees, and 6 non-employee Board members were eligible to participate in the Option Plan.

Valuation

         The fair market value per share of Common Stock on any relevant date under the Option Plan will be the closing selling price per share on that date on The Nasdaq National Market. On February 28, 1997 the closing selling price per share was $13.25.

                                  Option Grants

         Options may be granted under the Option Plan at an exercise price per share not less than eighty-five percent (85%) of the fair market value per share of Common Stock on the option grant date. No granted option will have a term in excess of ten years. The options will generally become exercisable in a series of installments over the optionee's period of service with the Company.

         Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options for any shares in which the optionee is vested at that time. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

         The Plan Administrator is authorized to issue two types of stock appreciation rights in connection with option grants made under the Option Plan:

                  Tandem stock appreciation rights provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (a) the fair market value of the vested shares of Common Stock subject to the surrendered option over (b) the aggregate exercise price payable for such shares. Such
         appreciation   distribution

                                       8.

         may, at the discretion of the Plan Administrator, be made in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock.

                  Limited stock appreciation rights may be provided to one or more officers or non-employee Board members of the Company as part of their option grants. Any option with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile tender offer for more than fifty percent (50%) of the Company's outstanding voting stock. In return for the surrendered option, the officer or Board member will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (a) the highest price paid per share of Common Stock paid in connection with the tender offer over (b) the exercise price payable for such share.

         The shares of Common Stock acquired upon the exercise of one or more options may be unvested and subject to repurchase by the Company, at the original exercise price paid per share, if the optionee ceases service with the Company prior to vesting in those shares. The Plan Administrator will have complete discretion to establish the vesting schedule to be in effect for any such unvested shares and may at any time cancel the Company's outstanding repurchase rights with respect to those shares and thereby accelerate the vesting of those shares.

         The Plan Administrator will also have the authority to effect the cancellation of outstanding options under the Option Plan which have exercise prices in excess of the then current market price of the Common Stock and to issue replacement options with an exercise price based on the lower current market price of Common Stock at the time of the new grant.

                               General Provisions

Acceleration

         In the event that the Company is acquired by merger or asset sale, each outstanding option under the Option Plan which is not to be assumed by the successor corporation or replaced with a cash incentive program by the successor corporation will automatically accelerate in full, and all unvested shares issued under the Option Plan will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. Any options assumed in connection with such acquisition may, in the Plan Administrator's discretion, be subject to immediate acceleration, and any unvested shares which do not vest at the time of such acquisition may be subject to full and immediate vesting, in the event the individual's service with the successor entity is subsequently terminated within a specified period following the acquisition. In connection with other changes in control of the Company (whether by successful tender offer for more than fifty percent (50%) of the outstanding voting stock or a change in the majority of the Board as a result of one or more proxy contests for the election of Board members), the Plan Administrator will have the discretionary authority to provide for automatic acceleration of outstanding options and the automatic vesting of all unvested shares outstanding under the Option Plan, with such acceleration or vesting to occur either at the time of such change in control or upon the subsequent termination of the individual's service.

         The acceleration of vesting upon a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

Financial Assistance

         The Plan Administrator may institute a loan program to assist one or more optionees in financing the exercise of their outstanding options under the Option Plan. The Plan Administrator will have complete discretion to determine the terms of any such financial assistance. However, the maximum amount of financing provided any

                                       9.

individual may not exceed the cash consideration payable for the issued shares plus all applicable taxes. Any such financing may be subject to forgiveness in whole or in part, at the discretion of the Plan Administrator, over the optionee's period of service.

Special Tax Election

         The Plan Administrator may provide one or more holders of options or unvested shares with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the tax liability incurred by such individuals in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of Common Stock in payment of such tax liability.

Stock Options

         The table below shows, as to each of the Company's executive officers named in the Summary Compensation Table and the various indicated individuals and groups, the number of shares of Common Stock subject to options granted under the Option Plan between November 7, 1995 and February 28, 1997, together with the weighted average exercise price payable per share.




                                              OPTION TRANSACTIONS


                          Name                              Options Granted (Number        Weighted Average
                                                            of Shares)                    Exercise Price ($)

Dr. Eli Harari, President and Chief Executive Officer               75,000                      12.000

Cindy Burgdorf, Chief Financial Officer, Senior Vice                30,000                      12.000
President, Finance and Administration

Leon Malmed, Senior Vice President, Marketing and Sales             30,000                      12.000


Daniel Auclair, Senior Vice President, Operations and               30,000                      12.000
Technology


Marianne Jackson, Vice President, Human Resources                   15,000                      12.000


All executive officers as a group (5 persons)                      180,000                      12.000

All non-employee directors as a group (6 persons)                      -0-                         -0-

All employees, including current officers who are not              731,000                      12.397
executive officers as a group


         As of February 28, 1997, options covering 3,002,202 shares of Common Stock were outstanding under the Option Plan, 2,772,698 shares remained available for future option grant assuming approval of the 2,500,000 share increase by the Company's stockholders, and 4,077,028 shares have been issued under the Option Plan.

                                      10.

Amendment and Termination

         The Board may amend or modify the Option Plan in any or all respects whatsoever, subject to any required stockholder approval. The Board may terminate the Option Plan at any time, and the Option Plan will in all events terminate on July 24, 2005.

                         Federal Income Tax Consequences

Option Grants

         Options granted under the Option Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

         Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

         If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

         Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

         If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

         The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights

         An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to an income tax

                                      11.

deduction equal to such distribution for the taxable year in which the ordinary income is recognized by the optionee.

Deductibility of Executive Compensation

         The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options granted with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million maximum limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Code Section 162(m).

                              Accounting Treatment

         Option grants with exercise prices less than the fair market value of the shares on the grant date will result in a compensation expense to the Company's earnings equal to the difference between the exercise price and the fair market value of the shares on the grant date. Such expense will be accruable by the Company over the period that the option shares are to vest. Option grants at 100% of fair market value will not result in any charge to the Company's earnings, but the Company must disclose, in footnotes to the Company's financial statements, the impact those options would have upon the Company's reported earnings were the value of those options treated as compensation expense. Whether or not granted at a discount, the number of outstanding options may be a factor in determining the Company's earnings per share.

         Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then such rights will result in a compensation expense to the Company's earnings.

                                New Plan Benefits

         As of February 28, 1997, no options have been granted to date on the basis of the 2,500,000 share increase to the Option Plan.

                              Stockholder Approval

         The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required to approve the amendments to the Option Plan. Should such stockholder approval not be obtained, then non-employee Board members will not be eligible to participate in the Option Plan, unvested shares that are repurchased by the Company will reduce on a share-for-share basis the reserve under the Option Plan, and any options granted on the basis of the 2,500,000 share increase which forms part of this Proposal will terminate without becoming exercisable for any of the shares of Common Stock subject to those options, and no further options will be made on the basis of such share increase. The Option Plan will, however, continue to remain in effect, and option grants may continue to be made pursuant to the provisions of the Option Plan prior to the amendments until the available reserve of Common Stock under the Option Plan last approved by the stockholders is issued.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENTS TO THE OPTION PLAN.


                                      12.

         --------------------------------------------------------------

                                 PROPOSAL NO. 3:

                             APPROVAL OF AMENDMENTS
              TO THE 1995 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN
        ----------------------------------------------------------------


         The Company's stockholders are being asked to approve several amendments to the Company's 1995 Non-Employee Directors Stock Option Plan (the "Directors Plan") that will (i) increase the maximum number of shares of Common Stock authorized for issuance over the term of the Directors Plan from 150,000 shares to 200,000 shares, (ii) allow unvested shares issued under the Directors Plan and subsequently repurchased by the Company at the option exercise price paid per share to be reissued under the Directors Plan, and (iii) effect a series of additional changes to the provisions of the Directors Plan (including the stockholder approval requirements) in order to take advantage of the recent amendments to Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act") which exempts certain officer and director transactions under the Directors Plan from the short-swing liability provisions of the federal securities laws.

         The purpose of the increase to the share reserve under the Directors Plan is designed to assure that a sufficient reserve of Common Stock will remain available to attract and retain the services of highly-qualified non-employee Board members by providing them with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company. The other amendments will remove a number of restrictions in the Directors Plan which were previously imposed as a result of the requirements of Rule 16b-3 prior to its recent amendment.

         The Directors Plan was adopted by the Board on July 25, 1995 and approved by the Company's stockholders in August 1995. The Directors Plan became effective on November 7, 1995 in connection with the initial public offering of the Company's Common Stock. Initially, 150,000 shares of Common Stock were reserved for issuance under the Directors Plan. The changes to the Directors Plan effected by the amendments which are the subject of this Proposal were adopted by the Board on February 10, 1997, subject to stockholder approval at the 1997 Annual Meeting.

         The following is a summary of the principal features of the Directors Plan, together with the applicable tax and accounting implications, which will be in effect if the amendments to the Directors Plan are approved by the stockholders. However, the summary does not purport to be a complete description of all the provisions of the Directors Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at the Company's principal executive offices in Sunnyvale, California.

         The terms and conditions of each automatic option grant (including the timing and pricing of the option grant) are determined by the express provisions of the Directors Plan. Neither the Board nor any committee of the Board will perform any discretionary functions under the Directors Plan.

Share Reserve

         A total of 200,000 shares of Common Stock has been reserved for issuance over the ten-year term of the Directors Plan. The shares of Common Stock issuable under the Directors Plan may be made available from authorized but unissued shares of the Company's Common Stock or from shares of Common Stock repurchased by the Company, including shares repurchased on the open market.

                                      13.

         In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and class of securities issuable under the Directors Plan, (ii) the number and class of securities for which option grants are subsequently to be made to newly-elected or continuing non-employee Board members and (iii) the number and class of securities and the exercise price per share in effect under each outstanding option.

         Should an option expire or terminate for any reason prior to exercise in full, the shares subject to the portion of the option not so exercised will be available for subsequent issuance under the Directors Plan. In addition, unvested shares issued under the Directors Plan and subsequently repurchased by the Company at the option exercise price paid per share will be added back to the share reserve and will accordingly be available for subsequent issuance under the Directors Plan. However, shares subject to any option surrendered in accordance with the option surrender provisions of the Directors Plan will not be available for subsequent issuance.

Eligibility

         Only non-employee Board members will be eligible to receive option grants under the Directors Plan. As of February 28, 1997, six (6) non-employee Board members were eligible to participate in the Directors Plan.

Valuation

         The fair market value per share of Common Stock on any relevant date under the Directors Plan will be the closing selling price per share on that date on the Nasdaq National Market. On February 28, 1997, the closing selling price per share was $13.25.

Option Grants

         Each individual who was serving as a non-employee Board member on the November 7, 1995 effective date of the Directors Plan was granted at that time a non-statutory option to purchase 16,000 shares of Common Stock, provided such individual had not previously been in the Company's employ and had not otherwise received any prior option grants from the Company. Each individual who first becomes a non-employee Board member after November 7, 1995, whether through election by the stockholders or appointment by the Board, will automatically be granted, at the time of such initial election or appointment, a similar non-statutory option to purchase 16,000 shares of Common Stock, provided such individual has not previously been in the Company's employ. In addition, each non-employee Board member who is to continue to serve on the Board will receive a 4,000 share automatic option grant on the date of each Annual Stockholders Meeting, beginning with the 1996 Annual Meeting, provided such individual has served as a non-employee Board member for at least six (6) months. There will be no limit on the number of such 4,000 share option grants that any one non-employee Board member may receive over his or her period of Board service, and non-employee Board members who have been in the prior employ of the Company will be eligible to receive one or more of those annual grants.

         Each option will have an exercise price per share equal to 100% of the fair market value per share of Common Stock on the grant date. The exercise price will be payable in cash or in shares of Common Stock or through a same-day sale program with no cash outlay by the optionee. The option will have a maximum term of ten (10) years measured from the grant date, subject to earlier termination at the end of the twelve (12)-month period measured from the date of the optionee's cessation of Board service. Each option will be immediately exercisable for any or all of the option shares. However, any shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting in those shares. The shares subject to each initial 16,000 share option grant will vest in four (4) successive equal annual installments upon the optionee's completion of each year of Board service over the four (4)-year period measured from the grant date. The shares subject to each annual 4,000 share option grant will vest in full upon the optionee's completion of one (1) year of Board service measured from the grant date.

                                      14.

Vesting Acceleration

         The shares subject to each option will immediately vest upon (i) the optionee's death or permanent disability while a Board member, (ii) an acquisition of the Company by merger or asset sale, (iii) the successful completion of a tender offer for more than fifty percent (50%) of the Company's outstanding voting stock or (iv) a change in the majority of the Board effected through one or more proxy contests for Board membership. In addition, upon the successful completion of a hostile tender offer for more than fifty percent (50%) of the Company's outstanding voting stock, each outstanding automatic option grant may be surrendered to the Company for a cash distribution per surrendered option share in an amount equal to the excess of (a) the highest price per share of Common Stock paid in connection with such tender offer over
(b) the exercise price payable for such share. Stockholder approval of this Proposal will constitute pre-approval of each such option surrender right subsequently granted under the Directors Plan and the subsequent exercise of that right in accordance with the terms of the Directors Plan.

         The acceleration of vesting upon a change in the ownership or control of the Company may be seen as an anti takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company. Stock Awards

         The table below shows, as to each of the Company's non-employee Board members, the number of shares of Common Stock subject to options granted under the Directors Plan between the November 7, 1995 effective date of the Directors Plan and February 28, 1997, together with the weighted average exercise price payable per share. Only non-employee Board members received option grants under the Directors Plan.




                              1995 NON-EMPLOYEE DIRECTOR PLAN OPTION TRANSACTIONS


               Name                       Options Granted (Number          Weighted Average
                                                of Shares)                 Exercise Price ($)

Irwin Federman, Chairman of the Board               20,000                      10.675

William Campbell                                     4,000                      13.375


Catherine P. Lego                                    4,000                      13.375

James Meindl                                         4,000                      13.375


Joseph Rizzi                                        20,000                      10.675


Alan Shugart                                        20,000                      10.675



All non-employee directors as a group               72,000                      11.125
(6 persons)


         As of February 28, 1997, options covering 72,000 shares of Common Stock were outstanding under the Directors Plan, 78,000 shares remained available for future option grant and 72,000 shares have been issued under the Directors Plan.

                                      15.

Amendment and Termination

         The Board may amend or modify the provisions of the Directors Plan at any time. Certain amendments to the Directors Plan may require stockholder approval pursuant to applicable laws or regulations. The Board may terminate the Directors Plan at any time, and the Directors Plan will in all events terminate on July 24, 2005.

                         Federal Income Tax Consequences

         Options granted under the Directors Plan are all non-statutory options which are not intended to satisfy the requirements of Section 422 of the Internal Revenue Code. The Federal income tax treatment for non-statutory options is as follows:

         No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares.

         If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when those shares vest, an amount equal to the excess of (i) the fair market value of the shares at time of vesting over (ii) the exercise price paid for those shares. The optionee may, however, elect under
Section 83(b) of the Internal Revenue Code to include as ordinary income, in the year in which the option is exercised, an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the shares subsequently vest.

         The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

                              Accounting Treatment

         Option grants with exercise prices equal to the fair market value of the shares on the grant date will not result in any charge to the Company's earnings, but the Company must disclose, in footnotes to the Company's financial statements, the impact those options would have upon the Company's reported earnings were the value of those options at the time of grant treated as compensation expense. Whether or not granted at a discount, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

                                New Plan Benefits

         As of February 28, 1997, no options have been granted to date on the basis of the 50,000 share increase to the Directors Plan.

                              Stockholder Approval

         The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required to approve the amendments to the Directors Plan. Should such stockholder approval not be obtained, then any unvested shares issued under the Directors Plan and repurchased by the Company will reduce on a share-for-share basis the number of shares reserves for issuance under the Directors Plan, and any options granted on the basis of the 50,000 share increase which forms part of

                                      16.

this Proposal will terminate without becoming exercisable for any of the shares of Common Stock subject to those options, and no further options will be made on the basis of such share increase. The Directors Plan will, however, continue to remain in effect, and option grants may continue to be made pursuant to the provisions of the Directors Plan as in effect prior to the amendments until the available reserve of Common Stock under the Directors Plan as last approved by the stockholders is issued.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENTS TO THE DIRECTORS PLAN.


                                      17.

                  ---------------------------------------------

                                 PROPOSAL NO. 4:

                          APPROVAL OF SHARE INCREASE TO
                       TO THE EMPLOYEE STOCK PURCHASE PLAN
                  ---------------------------------------------



         The Company's stockholders are being asked to approve an increase of 450,000 shares of Common Stock to the reserve available under the Company's Employee Stock Purchase Plan ("Purchase Plan"). Approval of this amendment to the Purchase Plan will increase the maximum number of shares of Common Stock that may be issued over the term of the Plan from 433,333 to 883,333 shares of Common Stock. This amendment to the Purchase Plan was adopted by the Board of Directors on February 10, 1997, subject to stockholder approval at the 1997 Annual Meeting.

         The Board of Directors believes that it is in the best interests of the Company's stockholders to increase the number of shares reserved for issuance under the Purchase Plan so that eligible employees of the Company and its participating affiliates will continue to have the opportunity to acquire an equity interest in the Company and thereby further align their interests with those of the stockholders.

         The terms and provisions of the Purchase Plan as most recently amended are summarized below. This summary, however, does not purport to be a complete description of the Purchase Plan. Copies of the actual plan document may be obtained by any stockholder upon written request to the Corporate Secretary at the Company's principal offices in Sunnyvale, California.

Purchase Plan History

         The Purchase Plan was originally adopted by the Board of Directors on July 25, 1995, and approved by the stockholders in August 1995. The Purchase Plan became effective on November 7, 1995 in connection with the initial public offering of the Company's Common Stock.

Administration

         The Purchase Plan is administered by the Compensation Committee of the Board. Such committee, as Plan Administrator, has full authority to adopt administrative rules and procedures and to interpret the provisions of the Purchase Plan. All costs and expenses incurred in plan administration are paid by the Company without charge to participants.

Securities Subject to the Purchase Plan

         A total of 883,333 shares of Common Stock has been reserved for issuance in the aggregate over the term of the Purchase Plan and the Company's International Employee Stock Purchase Plan, a comparable stock purchase plan for employees of the Company's foreign subsidiaries who are not residing in the U.S. (the "International Plan"). Accordingly, stockholder approval of this Proposal will also result in an increase to the number of shares of Common Stock issuable under the International Plan, subject to the aggregate limitation of 883,333 shares over the term of this Plan and the International Plan. The shares may be made available from authorized but unissued shares of the Company's Common Stock or from shares of Common Stock repurchased by the Company, including shares repurchased on the open market.

         In the event that any change is made to the Company's outstanding Common Stock (whether by reason of

                                      18.

any recapitalization, stock dividend, stock split, exchange or combination of shares or other change in corporate structure effected without the Company's receipt of consideration), appropriate adjustments will be made to (i) the class and maximum number of securities issuable in the aggregate over the term of the Purchase Plan and the International Plan, (ii) the class and maximum number of securities purchasable per participant on any one semi-annual purchase date and
(iii) the class and number of securities and the price per share in effect under each outstanding purchase right.

Purchase Periods and Purchase Rights

         Shares of Common Stock are offered under the Purchase Plan through a series of successive offering periods. Each such offering period will have a duration of six (6) months. The offering periods will start on the first business day in February and August each year and will have a single purchase date that coincides with the last business day of that six (6)-month offering period. For example, the current offering period began on February 3, 1997 and will end on July 31, 1997, which is also the date on which the shares for that offering period will be purchased.

Eligibility and Participation

         Any individual who is employed on a basis under which he or she is expected to work for more than twenty (20) hours per week for more than five (5) months per calendar year in the employ of the Company or any participating parent or subsidiary corporation (including any corporation which subsequently becomes such at any time during the term of the Purchase Plan) is eligible to participate in the Purchase Plan. As of February 28, 1997, the Company estimated that approximately 288 employees, including 4 executive officers, were eligible to participate in the Purchase Plan.

         Only individuals who are eligible employees at the start of an offering period may join that offering period. At the time the participant joins the offering period, he or she will be granted a purchase right to acquire shares of Common Stock on the purchase date for that offering period. Purchase dates will occur on the last business day in January and July each year, and all payroll deductions collected from the participant for the period ending with each such purchase date will automatically be applied to the purchase of Common Stock. Payroll deductions may not exceed 10% of the participant's cash compensation for each six (6)-month period of participation, and no participant may purchase more than 750 shares per purchase date.

Purchase Price

         The purchase price of the Common Stock acquired on each semi-annual purchase date will be equal to 85% of the lower of (i) the fair market value per share of Common Stock on the participant's entry date into the offering period or (ii) the fair market value on that purchase date.

         The fair market value per share of Common Stock on any particular date under the Purchase Plan will be deemed to be equal to the closing selling price per share on such date on the Nasdaq National Market. On February 28, 1997, the fair market value per share of Common Stock was $13.25, the closing selling price per share on such date on the Nasdaq National Market.

Payroll Deductions and Stock Purchases

         Each participant may authorize periodic payroll deductions in any multiple of 1% (up to a maximum of 10%) of his or her cash compensation (base salary plus bonus, overtime and commissions) to be applied to the acquisition of Common Stock at semi-annual intervals. Accordingly, on each semi-annual purchase date (the last business day in January and July each year), the accumulated payroll deductions of each participant will automatically be applied to the purchase of whole shares of Common Stock at the purchase price in effect for the participant for that purchase date.

                                      19.

Special Limitations

         The Purchase Plan imposes certain limitations upon a participant's rights to acquire Common Stock, including the following limitations:

         - Purchase rights granted to a participant may not permit such individual to purchase more than $25,000 worth of Common Stock (valued at the time each purchase right is granted) for each calendar year those purchase rights are outstanding at any time.

         - No participant may purchase more than 750 shares of Common Stock on any one purchase date.

Termination of Purchase Rights

         The participant may withdraw from the Purchase Plan at any time, and his or her accumulated payroll deductions will, at the participant's election, either be applied to the purchase of shares on the next semi-annual purchase date or be refunded immediately.

         The participant's purchase right will immediately terminate upon his or her cessation of employment or loss of eligible employee status. Any payroll deductions which the participant may have made for the semi-annual period in which such cessation of employment or loss of eligibility occurs will be refunded and will not be applied to the purchase of Common Stock.

Stockholder Rights

         No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant's behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability

         No  purchase   rights  will  be  assignable  or   transferable  by  the
participant,   and  the  purchase  rights  will  be  exercisable   only  by  the
participant.

Change in Control

         In the event the Company is acquired by merger or asset sale, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such acquisition. The purchase price will be equal to 85% of the lower of (i) the fair market value per share of Common Stock on the participant's entry date into the offering period in which such acquisition occurs or (ii) the fair market value per share of Common Stock immediately prior to such acquisition.

Share Pro-Ration

         Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Purchase Plan, then the Plan Administrator will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, will be refunded.

Amendment and Termination

         The Purchase Plan will terminate upon the earliest of (i) the last business day in July, 2005, (ii) the date

                                      20.

on which all shares available for issuance thereunder are sold pursuant to exercised purchase rights or (iii) the date on which all purchase rights are exercised in connection with an acquisition of the Company.

         The Board may at any time alter, suspend or discontinue the Purchase Plan. However, the Board may not, without stockholder approval, (i) increase the number of shares issuable under the Purchase Plan or the maximum number of shares purchasable per participant on any one semi-annual purchase date, except in connection with certain changes in the Company's capital structure, (ii) alter the purchase price formula so as to reduce the purchase price, (iii) materially increase the benefits accruing to participants or (iv) materially modify the requirements for eligibility to participate in the Purchase Plan.

                            Federal Tax Consequences

         The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

         If the participant sells or otherwise disposes of the purchased shares within two (2) years after his or her entry date into the offering period in which such shares were acquired or within one (1) year after the semi-annual purchase date on which those shares were actually acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess.

         If the participant sells or disposes of the purchased shares more than two (2) years after his or her entry date into the offering period in which the shares were acquired and more than one (1) year after the semi-annual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) 15% of the fair market value of the shares on the participant's entry date into that offering period; and any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to an income tax deduction with respect to such disposition.

         If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the shares on his or her entry date into the offering period in which those shares were acquired will constitute ordinary income in the year of death.

                              Accounting Treatment

         Under current accounting rules, the issuance of Common Stock under the Purchase Plan will not result in a compensation expense chargeable against the Company's reported earnings. However, the Company must disclose, in footnotes to the Company's financial statements, the impact the purchase rights granted under the Purchase Plan would have upon the Company's reported earnings were the value of those purchase rights treated as compensation expense.

                                      21.

Stock Issuances

         The table below shows, as to each of the Company's executive officers named in the Summary Compensation Table and the various indicated groups, the number of shares of Common Stock purchased under the Purchase Plan between the November 7, 1995 effective date and February 28, 1997, together with the weighted average purchase price paid per share.



                                           PURCHASE PLAN TRANSACTIONS

                          Name                                     Number of                   Weighted
                                                                   Purchased                   Average
                                                                    Shares                Purchase Price ($)

Dr. Eli Harari, President and Chief Executive Officer                  -0-                        -0-

Cindy Burgdorf, Chief Financial Officer, Senior Vice                 2,250                      8.500
President, Finance and Administration

Leon Malmed, Senior Vice President, Marketing and Sales              2,250                      8.500

Daniel Auclair, Senior Vice President,                               2,250                      8.500
Operations/Technology


Marianne Jackson, Vice President, Human Resources                    1,777                      8.500


All Executive officers as a group (5 persons)                        8,527                      8.500


All non-employee directors as a group (6 persons)                      -0-                        -0-


All employees, including current officers who are not              149,643                      8.596
executive officers as a group

                                New Plan Benefits

         As of February 28, 1997, no shares have been purchased on the basis of the 450,000 share increase to the Purchase Plan.

                              Stockholder Approval

         The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required to approve the share increase to the Purchase Plan. Should such stockholder approval not be obtained, then the maximum number of shares of Common Stock that may be issued over the term of the Purchase Plan will remain at the level of 433,333 shares. The Purchase Plan will continue to remain in effect, and stock purchases may continue to be made pursuant to the provisions of the Purchase Plan until the available reserve of Common Stock under the Purchase Plan last approved by the stockholders is issued.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE AMENDMENTS TO THE PURCHASE PLAN.


                                      22.

          ------------------------------------------------------------


                                 PROPOSAL NO. 5:

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
          ------------------------------------------------------------


         The Company is asking the stockholders to ratify the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 28, 1997. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

         In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interest of the Company and its stockholders.

         Ernst & Young LLP has audited the Company's financial statements annually since 1991. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 28, 1997.

                                      23.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of the Company's Common Stock as of February 28, 1997 by (i) all persons known by the Company to be beneficial owners of five percent (5%) or more of its outstanding Common Stock, (ii) each director of the Company and each nominee for director, (iii) the Chief Executive Officer and each of the four most highly compensated executive officers of the Company serving as such as of the end of the last fiscal year whose compensation for such year was in excess of $100,000, and (iv) all executive officers and directors of the Company as a group.


                                                                             Amount and Nature of
                                                                           Beneficial Ownership(1)
Name or Group of Beneficial Owners                             Number of Shares             Percent Owned(2)

Seagate Technology, Inc................................           6,141,374                      27.34
  920 Disc Drive
  Scotts Valley, CA 95066
William Campbell(3)....................................              43,608                          *
Irwin Federman(4)......................................             131,664                          *
Catherine P. Lego(5)...................................              60,037                          *
Dr. Eli Harari(6)......................................           1,443,331                       6.42
Dr. James D. Meindl(7).................................              61,665                          *
Joseph Rizzi(8)........................................              38,333                          *
Alan F. Shugart(9).....................................           6,161,374                      27.43
Daniel Auclair(10).....................................             233,581                       1.04
Cindy Burgdorf(11).....................................             166,749                          *
Leon Malmed(12)........................................             225,415                       1.00
Marianne Jackson(13)...................................              49,776                          *
All directors and executive officers as a group                   8,615,533                      38.36
(11 persons)(14).......................................


 *     Less than 1%

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. The number of shares beneficially owned includes Common Stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days after February 28, 1997, including, but not limited to, upon the exercise of an option.

(2) Percentage of beneficial ownership is based upon 22,457,713 shares of Common Stock, all of which were outstanding on February 28, 1997. For each individual, this percentage includes Common Stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days of February 28, 1997, including, but not limited to, upon the exercise of an option; however, such Common Stock shall not be deemed outstanding for the purpose of computing the percentage owned by any other individual. Such calculation is required by General Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934. Based upon a review of 13G filings made with the Securities and Exchange Commission during 1996, the table above includes all greater than 5% stockholders.

                                      24.

(3) Includes 4,000 shares owned by Mr. Campbell in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(4) Includes 20,000 shares owned by Mr. Federman in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time. Includes 16,666 shares owned by U.S. Venture Partners III, Limited Partnership. Also includes 66,665 shares issuable upon exercise of warrants issued by the Company to the U.S.V. entities. Mr. Federman, a director of the Company, is a general partner of BHMS Partners III, which is the general partner of each of the foregoing venture funds. Mr. Federman disclaims beneficial ownership of the shares held by U.S.V. Entrepreneur Partners, U.S.Venture Partners III and Second Ventures, L.P. except to the extent of his pecuniary interest therein.

(5) Includes 4,000 shares owned by Ms. Lego in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(6) Includes 1,277,408 shares held in the name of a trust for the benefit of Dr. Harari and his wife. Also includes 133,332 shares owned by Dr. Harari in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time. Also includes 13,333 shares owned directly by his son and 5,925 shares held in the name of a trust for the benefit of his children.

(7) Represents 57,665 shares held by a trust in the name of Dr. Meindl and his wife. Also includes 4,000 shares owned by Mr. Meindl in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(8) Includes 20,000 shares owned by Mr. Rizzi in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(9) Includes 20,000 shares owned by Mr. Shugart in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time. Represents 6,141,374 shares beneficially owned by Seagate. Mr. Shugart is Chairman of the Board, President and Chief Executive Officer of Seagate. Mr. Shugart disclaims beneficial ownership of the securities held by Seagate.

(10) Includes 153,331 shares owned by Mr. Auclair in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time. Includes an aggregate of 4,000 shares owned by his children held in his name as custodian.

(11) Represents 159,999 shares owned by Ms. Burgdorf in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(12) Represents 215,399 shares owned by Mr. Malmed in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(13) Includes 47,999 shares owned by Ms. Jackson in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(14) Includes 848,725 shares subject to options and warrants, including those identified in notes (3), (4), (5), (6), (7), (8), (9), (10), (11), (12), and (13).


                                      25.

           COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES ACT OF 1934

       Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent (10%) stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

       Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 1996 fiscal year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1996 fiscal year, the Company believes that all executive officers and Board members complied with all their reporting requirements under Section 16(a) for such fiscal year, except that the Form 5 reports for the exempt option grants made to Eliyahou Harari, Cindy Burgdorf, Leon Malmed, Dan Auclair and Marianne Jackson on December 16, 1996 were filed two days late based on a fiscal year ending date of December 31, 1996. However, the Company's fiscal year ended on December 29, 1996.


                                      26.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

       The following table provides certain summary information concerning the compensation earned, by (i) the Company's Chief Executive Officer and (ii) each of the four other most highly compensated executive officers of the Company whose compensation was in excess of $100,000 for the 1996 fiscal year, for services rendered in all capacities to the Company and its subsidiaries for each of the last three fiscal years. Such individuals will be hereafter referred to as the Named Executive Officers. No other executive officer who would have otherwise been includible in such table on the basis of salary and bonus earned for the 1996 fiscal year has resigned or terminated employment during that fiscal year.


                                              Summary Compensation Table

                                                                                       Long-Term
                                                                                      Compensation     All Other
                                                Annual Compensation                      Awards       Compensation
                                 ----------------------------------------------        ----------     ------------
                                                                                       Securities
  Name and Principal                                                                   Underlying
      Position                   Years        Salary($)(1)          Bonus($)(2)        Options(#)


Dr. Eli Harari                    1996        $  232,875             $ 130,992            75,000           $ 0
 President and Chief              1995        $  217,498             $ 171,105            66,666           $ 0
 Executive Officer                1994        $  199,568             $  43,500            66,666           $ 0

Cindy Burgdorf (3)                1996        $  174,477             $  45,800            30,000           $ 0
 Chief Financial Officer,         1995        $  164,420             $  67,042            26,666           $ 0
 Senior Vice President,           1994        $   86,165             $  20,000           133,333           $ 0
 Finance and Administration
  and Secretary

Leon Malmed                       1996        $  195,903             $  50,602            30,000           $ 0
 Senior Vice President            1995        $  187,010             $ 110,737            26,666           $ 0
 Marketing and Sales              1994        $  178,955             $  45,000                --           $ 0


Daniel Auclair                    1996        $  186,464             $  45,324            30,000           $ 0
 Senior Vice President            1995        $  177,174             $  65,292            43,332           $ 0
 Operations and Technology        1994        $  168,424             $  20,000            33,333           $ 0


Marianne Jackson (4)              1996        $  138,955             $  20,218            15,000           $ 0
Vice President Human              1995        $   92,432             $  32,996            49,999           $ 0
 Resources


-----------------
(1)   Includes salary deferral contributions to the Company's 401(k) Plan.
(2)   Bonus earned in the respective year but paid in the following year.
(3)   Commenced employment in June 1994.
(4)   Commenced employment in April 1995.  Ms. Jackson's annualized base salary for the 1995 fiscal year was $135,012.

                                      27.

Stock Options

         The following table contains information concerning the stock option grants made to each of the Named Executive Officers for fiscal 1996. Except for the limited stock appreciation rights described in footnote (1) below, no stock appreciation rights were granted to those individuals during such year.

                                                Individual Grants(1)
                       Number of                                                       Potential Realizable
                      Securities                                                         Value at Assumed
                      Underlying       % of Total                                      Annual Rates of Stock
                        Options      Options Granted   Exercise                         Price Appreciation
                        Granted      to Employees in     Price     Expiration           For Option Term(4)
       Name                 (#)       Fiscal Year(2)   ($/Sh)(3)      Date           5%($)          10%($)
       ----             -------      ---------------  ----------   ----------       ------          ------
Dr. Eli Harari           75,000           8.36%         $12.00      12/16/06      $566,005.17   $1,434,368.22
Cindy Burgdorf           30,000           3.34%          12.00      12/16/06       226,402.07      573,747.29
Leon Malmed              30,000           3.34%          12.00      12/16/06       226,402.07      573,747.29
Daniel Auclair           30,000           3.34%          12.00      12/16/06       226,402.07      573,747.29
Marianne Jackson         15,000           1.67%          12.00      12/16/06       113,201.03       286,873.64



(1) Each option will become exercisable for 25% of the option shares upon the optionee's completion of one year of service measured December 19, 1996, the vesting commencement date, and the option will become exercisable for the remaining shares in a series of successive equal quarterly installments upon completion of each quarter of service with the company during the 36-month period beginning December 19, 1997 and ending December 19, 2000. The option will become immediately exercisable for all the option shares upon an acquisition of the Company by merger or asset sale, unless the option is assumed by the acquiring entity. Each option has a maximum term of ten (10) years, subject to earlier termination in the event of the optionee's cessation of service with the Company. Each option includes a limited stock appreciation right that will allow the optionee, upon the acquisition of 25% or more of the Company's outstanding voting stock pursuant to a hostile tender offer, to surrender that option to the Company, to the extent the option is at the time exercisable for vested shares, in exchange for a cash distribution based on the tender offer price.

(2) The Company granted options to purchase 897,500 shares of Common Stock during 1996.

(3) The exercise price may be paid in cash or in shares of the Company's Common Stock valued at fair market value on the exercise date. The Company may finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise. The Plan Administrator also has the discretionary authority to reprice the options through the cancellation of the option and the grant of a replacement option with an exercise price based on the fair market value of the Company's Common Stock on the regrant date.

(4) Potential gains are net of exercise price, but before taxes associated with exercise. There is no assurance that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels of assumed annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

                                      28.

Aggregated Option Exercises in Last Fiscal Year and Fiscal
Year-End Option Values

         The following table sets forth information concerning option exercises and option holdings for the 1996 fiscal year by each of the Named Executive Officers. Except for the limited stock appreciation rights described in footnote
(1) to the Stock Options table above, no stock appreciation rights were exercised during such year or were outstanding at the end of that year.



                                                            Number of Securities         Value of Unexercised
                                                           Underlying Unexercised      in-the-Money Options at
                                                            Options at FY-End (#)            FY-End $(1)
                                                         ------------- -------------- ------------- -------------
         Name               Shares         Aggregate     Exercis-able  Unexer-cisable Exercis-able  Unexer-cisable
                         Acquired on         Value
                         Exercise (#)     Realized($)

                        --------------- ---------------- ------------- -------------- ------------- -------------
Eli Harari                           0                0    133,332(2)         75,000       999,990             0
Cindy Burgdorf                       0                0    159,999(3)         30,000     1,589,993             0
Leon Malmed                   10,000            127,500    215,399(4)         30,000     2,334,018             0
Daniel Auclair                       0                0    153,331(5)         30,000     1,433,732             0
Marianne Jackson                     0                0     49,999(6)         15,000       427,492             0



(1) Based on the fair market value of the Company's Common Stock at December 27, 1996, $12.00 per share, (the closing selling price of the Company's Common Stock on that date on the Nasdaq National Market) less the exercise price payable for such shares.

(2) Includes 133,332 shares that are unvested and subject to repurchase by the Company.

(3) Includes 97,499 shares that are unvested and subject to repurchase by the Company.

(4) Includes 44,028 shares that are unvested and subject to repurchase by the Company.

(5) Includes 83,332 shares that are unvested and subject to repurchase by the Company.

(6) Includes 36,250 shares that are unvested and subject to repurchase by the Company.


                                      29.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

                  The  Compensation  Committee  of the  Board  of  Directors  is
responsible for establishing the base salary and incentive cash bonus programs for the Company's executive officers and other key employees and administering certain other compensation programs for such individuals, subject in each instance to review by the full Board. The Compensation Committee also has the exclusive responsibility for the administration of the Company's 1995 Stock Option Plan under which grants may be made to executive officers and other key employees. The Compensation Committee is comprised of two non-employee directors, William V. Campbell and Alan F. Shugart.

         GENERAL COMPENSATION POLICY. The overall policy of the Compensation Committee is to provide the Company's executive officers and other key employees with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon the officer's own level of performance. Accordingly, the compensation package for each executive officer and key employee is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in effect at companies within and outside the industry with which the Company competes for executive talent, (ii) annual variable performance awards payable in cash and tied to the Company's achievement of financial and individual performance targets, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an executive officer's level of responsibility increases, it is the intent of the Compensation Committee to have a greater portion of the executive officer's total compensation be dependent upon Company performance and stock price appreciation rather than base salary.

         Factors. The principal factors which the Compensation Committee considered in establishing the components of each executive officer's compensation package for the 1996 fiscal year are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

         * Base Salary. For comparative compensation purposes for the 1996 fiscal year, the Compensation Committee selected a peer group of companies within the industry which are comparable in size and growth pattern with the Company and which compete with the Company for executive talent. The base salary for each officer was then determined on the basis of the following factors: the salary levels in effect for comparable positions at the peer group companies (determined on the basis of their published 1995 fiscal year data), the experience and personal performance of the officer and internal comparability considerations. The weight given to each of these factors differed from individual to individual, as the Compensation Committee deemed appropriate. The compensation level for the Company's executive officers for the 1996 fiscal year ranged from the 50th percentile to the 75th percentile of the base salary levels in effect for executive officers with comparable positions at the peer group companies, based on the published 1995 fiscal year data for those companies.

         In selecting companies to survey for such compensation purposes, the Compensation Committee considered many factors not directly associated with stock price performance, such as geographic location, development stage, organizational structure and market capitalization. For this reason, there is not a meaningful correlation between the companies included within the peer group identified for comparative compensation purposes and the companies included within the S&P Electronics Semiconductor Index which the Company has selected as the industry index for purposes of the stock performance graph appearing later in this Proxy Statement.

         * Annual Incentive Compensation. Annual bonuses are earned by each executive officer on the basis of the Company's achievement of certain corporate financial performance targets established for the fiscal year and the individual's level of performance. For fiscal year 1996, a minimum of 75% of the bonus was earned on the basis of Company performance and the remaining 25% on the basis of individual performance. Company performance was measured on the basis of pre-tax profit (exclusive of royalties) and net revenue targets established

                                      30.

by the Compensation Committee at the start of the 1996 fiscal year, and each of those targets was exceeded for the year. Accordingly, the executive officers were awarded the bonuses indicated for them in the Summary Compensation Table which appears earlier in this proxy statement.

         * Long-Term Incentive Compensation. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Company's common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). Each option generally becomes exercisable in installments over the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the applicable vesting period, and then only if the market price of the underlying shares appreciates over the option term.

         The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

         CEO COMPENSATION. In setting Dr. Harari's base salary as Chief Executive Officer for the 1996 fiscal year, the Compensation Committee sought to achieve two objectives: (i) establish a level of base salary competitive with that paid to other chief executive officers of the peer group companies and (ii) make a significant percentage of the total compensation package contingent upon Company performance. The base salary established for Dr. Harari on the basis of the foregoing criteria was intended to provide him with a level of stability and certainty each year. Accordingly, this element of Dr. Harari's compensation was not affected to any significant degree by Company performance factors and was at the 50th percentile of the base salary levels in effect for other chief executive officers at the same peer group of companies surveyed for comparative compensation purposes. The remaining components of the compensation earned by Dr. Harari for the 1996 fiscal year were entirely dependent upon financial performance and provided no dollar guarantees. The cash bonus paid to Dr. Harari for the 1996 fiscal year was based primarily on the Company's achievement of the operating profit and revenue targets established for that year and the Compensation Committee's assessment of his individual performance for the year. A stock option for an additional 75,000 shares of Common Stock was granted to Dr. Harari on December 16, 1996 in order to bring his level of unvested stock option holdings to a level the Compensation Committee deemed appropriate to provide him with a meaningful incentive to remain in the Company's employ and contribute to the financial success of the Company in the form of stock price appreciation.

                                      31.

         COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The compensation paid to the Company's executive officers for the 1996 fiscal year did not exceed the $1 million limit per officer, and it is not expected the compensation to be paid to the Company's executive officers for the 1997 fiscal year will exceed that limit. In addition, the Company's 1995 Stock Option Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of his or her outstanding options under the 1995 Plan with an exercise price per share equal to the fair market value per share of the Common Stock on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

         William V. Campbell, Compensation Committee Member
         Alan F. Shugart, Compensation Committee Member

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Company's Board of Directors was formed in June 1990 and is comprised of Messrs. William V. Campbell and Alan F. Shugart. Neither of these individuals was at any time during fiscal 1996, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                 EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                        AND CHANGE-IN-CONTROL AGREEMENTS

         None of the Company's executive officers have employment agreements with the Company, and their employment may be terminated at any time at the discretion of the Board of Directors. Pursuant to the express provisions of the 1995 Stock Option Plan, the outstanding options under the 1995 Plan held by the Chief Executive Officer and the Company's other executive officers will immediately accelerate in full, and all unvested shares of Common Stock at the time held by such individuals under the 1995 Plan will immediately vest, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) within twelve (12) months after any acquisition of the Company by merger or asset sale in which those options and shares did not otherwise vest. In addition, the Compensation Committee of the Board of Directors has the authority as Plan Administrator of the 1995 Stock Option Plan to provide for the accelerated vesting of the outstanding options under the 1995 Plan held by the Chief Executive Officer and the Company's other executive officers and the immediate vesting of all unvested shares of Common Stock at the time held by such individuals under the 1995 Plan, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following a successful tender offer for more than fifty percent (50%) of the Company's outstanding Common Stock or a change in the majority of the Board as a result of one or more contested elections for Board membership.


                                      32.

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total stockholder return on the Common Stock of the Company with that of the Standard & Poors 500 Stock Index, a broad market index published by S&P, and a selected S&P Electronics/Semiconductor company stock index compiled by Morgan Stanley & Company. The comparison for each of the periods assumes that $100 was invested on November 7, 1995 (the date of the Company's initial public offering) in the Company's Common Stock, the stocks included in the S&P 500 Stock Index and the stocks included in the S&P Electronics/Semiconductor company index. These indices, which reflect formulas for dividend reinvestment and weighing of individual stocks, do not necessarily reflect returns that could be achieved by individual investors.

                   COMPARISON OF CUMULATIVE TOTAL RETURN FROM
                     NOVEMBER 7, 1995 TO DECEMBER 27, 1996.

                     AMONG SANDISK, S&P 500 STOCK INDEX AND
                   S&P ELECTRONICS SEMICONDUCTOR COMPANY INDEX



                       SanDisk         S&P Electronics
     Date            Corporation      Semiconductor Index   S&P 500
   ---------         -----------      -------------------   -------
                                      (% Index)
   7-Nov-95             100.00               100.00         100.00
   5-Dec-95             215.00                88.87         105.35
   2-Jan-96             160.00                80.01         105.87
   30-Jan-96            192.50                76.13         107.48
   27-Feb-96            148.75                81.25         110.39
   26-Mar-96            127.50                75.71         111.37
   23-Apr-96            130.00                82.72         111.13
   21-May-96            160.00                90.82         114.81
   18-Jun-96            126.25                92.28         112.92
   16-Jul-96            101.25                85.53         107.17
   13-Aug-96            117.50                94.38         112.60
   10-Sep-96            115.00                92.38         113.22
   8-Oct-96             145.00               111.10         119.50
   5-Nov-96             143.75               119.41         121.80
   3-Dec-96             142.50               141.16         127.62
   27-Dec-96            120.00               147.91         129.07


         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report on Executive Compensation and the preceding Performance Graph shall not be incorporated by reference into any such filings; nor shall such Report or graph be incorporated by reference into any future filings.


                                      33.

                              CERTAIN TRANSACTIONS

         In January 1993, the Company entered into an equity investment agreement with Seagate Technology, Inc. ("Seagate") pursuant to which Seagate acquired a 25% ownership interest in the Company, calculated on a fully diluted basis. Until July 15, 1997, Seagate has agreed to standstill provisions and has the right to maintain a 25% ownership interest. Pursuant to this right, on November 13, 1995, Seagate acquired 1,084,750 shares of Common Stock at a price per share of $10.00. Seagate has agreed, until July 15, 1997, not to solicit proxies in opposition of management, initiate stockholder proposals, enter into any voting agreements or act in concert with any other person for the purpose of acquiring, holding or disposing of the Company's securities without the consent of the Company, and the Company is prevented, prior to such date, from selling more than 5% of its equity securities to certain competitors of Seagate.

         As long as Seagate owns at least 10% of the Company's voting securities, on a fully diluted basis, the Company is required to include one nominee selected by Seagate in the slate of nominees for election as directors at each annual meeting of stockholders of the Company and to use its best efforts to cause to be voted in favor of the election of such nominee the shares for which management holds proxies or is otherwise entitled to vote. As long as Seagate continues such 10% ownership, the Company must also notify Seagate of any negotiations with or proposals from potential acquirors and has agreed not to enter into any agreements that preclude the Company from negotiating an acquisition by Seagate or that provide for a break-up fee in the event of such negotiation with Seagate. As long as Seagate holds at least 303,030 shares, as adjusted for subsequent stock splits, stock dividends and the like, Seagate has granted the Company a right of first offer with respect to future sales or exchanges by Seagate in any tender offer opposed by the Board of Directors that would result in the person or group making the tender offer owning more than 25% of the Company's voting securities, on a fully diluted basis.

         The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. The Company intends that all future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, the Company has entered into indemnification agreements with each of its directors and executive officers.

                                      34.

                                 OTHER BUSINESS

         The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders that are intended to be presented at the Company's annual meeting of stockholders to be held in 1998 must be received by December 22, 1997 in order to be included in the proxy statement and proxy relating to that meeting.

                                BY ORDER OF THE BOARD OF DIRECTORS




                                /s/ Cindy Burgdorf

                                CINDY BURGDORF
                                Chief Financial Officer, Senior Vice President, Finance and Administration and Secretary

                                March 12, 1997


                                      35.